Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, or GAAP, and give effect to the merger between Madrigal and Synta. For accounting purposes, Private Madrigal is considered to be acquiring Synta in the merger. Private Madrigal was determined to be the accounting acquirer based upon the terms of the Merger Agreement and other factors including: (i) Madrigal security holders own approximately 64% of the voting interests of the combined company immediately following the closing of the merger; (ii) directors appointed by Madrigal hold a majority of board seats in the combined company; and (iii) Madrigal management holds a majority of the key positions in the management of the combined company.

The unaudited pro forma condensed combined balance sheet as of June 30, 2016 assumes that the merger took place on June 30, 2016 and combines the historical balance sheets of Synta and Madrigal as of June 30, 2016. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2016 assumes that the merger took place as of January 1, 2016, and combines the historical results of Synta and Madrigal for the six months ended June 30, 2016. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 assumes that the merger took place as of January 1, 2015, and combines the historical results of Synta and Madrigal for the year ended December 31, 2015. The historical financial statements of Synta and Madrigal have been adjusted to give pro forma effect to events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results.

Because Madrigal will be treated as the accounting acquirer, Madrigal’s assets and liabilities will be recorded at their precombination carrying amounts and the historical operations that are reflected in the financial statements will be those of Madrigal. Synta’s assets and liabilities will be measured and recognized at their fair values as of the transaction date, and consolidated with the assets, liabilities and results of operations of Madrigal after the consummation of the merger.

The unaudited pro forma condensed combined financial statements are based on the assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma condensed combined financial statements as a result of the amount of cash used by Synta’s operations between the signing of the Merger Agreement and the closing of the merger; the results of certain valuations and other studies that have yet to be completed; and other changes in Synta’s assets and liabilities that occur prior to the completion of the merger.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Madrigal and Synta been a combined company during the specified period.

The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the separate Madrigal and Synta historical financial statements, and their respective management’s discussion and analysis of financial condition and results of operations. Madrigal’s historical unaudited financial statements for the six months ended June 30, 2016 and historical audited financial statements for the year ended December 31, 2015 are included elsewhere in this statement. Synta’s historical unaudited condensed consolidated financial statements for the six months ended June 30, 2016 are included in its Quarterly Report on Form 10-Q as filed with the SEC on July 20, 2016 and its historical audited consolidated financial statements for the year ended December 31, 2015 are included in its Annual Report on Form 10-K as filed with the SEC on March 15, 2016.

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2016

( in thousands )

	Synta Pharmaceuticals Corp.	Madrigal Pharmaceuticals Corp.	Pro Forma Merger Adjustment		Pro Forma Combined
Assets:
Current assets:
Cash and cash equivalents	$10,756	$4,096	1,625	A	$16,477
Marketable securities	32,259	—			32,259
Prepaid expenses and other current assets	1,820	708			2,528
Total current assets	44,835	4,804	1,625		51,264
Property and equipment, net	103	—	(6)	F	97
Total assets	$44,938	$4,804	1,619		$51,361
Liabilities and Stockholders’ Equity (Deficit) Current liabilities :
Accounts payable	680	631			1,311
Accrued contract research costs	1,202	—			1,202
Other accrued liabilities	1,450	484	5,676	D	7,610
Capital lease obligations	22	—			22
Term loans	10	—			10
Convertible promissory notes payable—related party	—	45,968	1,625	A	—
			(2,457)	B
			(45,136)	B
Total current liabilities	3,364	47,083	(40,292)		10,155
Total liabilities	3,364	47,083	(40,292)		10,155
Stockholders’ equity (deficit) :
Preferred stock	—	—			—
Common stock	14	—	4	B	1
			3	C
			(14)	E
			(6)	F
Additional paid-in capital	757,626	11,230	45,132	B	105,203
			2,457	B
			8,822	C
			750	D
			(759,506)	E
			38,692	F
Accumulated other comprehensive income	81	—	(81)	E	—
Accumulated deficit	(716,147)	(53,509)	(8,825)	C	(63,998)
			(6,426)	D
			720,909	E
Total stockholders’ equity (deficit)	41,574	(42,279)	41,911		41,206
Total liabilities and stockholders’ equity (deficit)	$44,938	$4,804	1,619		$51,361

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2016

( in thousands, except share and per share data )

	Synta Pharmaceuticals Corp.	Madrigal Pharmaceuticals Corp.	Pro Forma Merger Adjustment		Pro Forma Combined
Revenues:	$—	$—			$—
Operating expenses:
Research and development	$3,304	$2,604	355	G	6,263
General and administrative	6,632	773	(776)	G, H	6,629
Total operating expenses	9,936	3,377	(421)		12,892
Loss from operations	(9,936)	(3,377)	421		(12,892)
Interest expense, net	(58)	(1,213)	1,213	I	(58)
Gain on disposal of property and equipment, net	91	—	(91)	L	—
Net loss	$(9,903)	$(4,590)	$1,543		$(12,950)
Basic and diluted net loss per common share	$(0.07)	$(4.15)			$(1.14)
Basic and diluted weighted average number of common shares outstanding	137,379,542	1,105,820	(127,155,246)	J, K, M	11,330,116

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2015

( in thousands, except share and per share data )

	Synta Pharmaceuticals Corp.	Madrigal Pharmaceuticals Corp.	Pro Forma Merger Adjustment		Pro Forma Combined
Revenues:	$—	$—			$—
Operating expenses:
Research and development	$54,218	$2,427	712	G	57,357
General and administrative	13,392	806	1,626	G, H	15,824
Total operating expenses	67,610	3,233	2,338		73,181
Loss from operations	(67,610)	(3,233)	(2,338)		(73,181)
Interest expense, net	(1,061)	(3,612)	3,612	I	(1,061)
Net loss	$(68,671)	$(6,845)	$1,274		$(74,242)
Basic and diluted net loss per common share	$(0.53)	$(6.38)			$(6.70)
Basic and diluted weighted average number of common shares outstanding	128,594,835	1,073,351	(118,589,062)	J, K, M	11,079,124

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.     Description of Transaction and Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with GAAP and pursuant to the rules and regulations of SEC Regulation S-X, and present the pro forma financial position and results of operations of the combined companies based upon the historical data of Synta and Madrigal.

Description of Transaction

On April 13, 2016, Synta and Madrigal entered into an Agreement and Plan of Merger and Reorganization pursuant to which Saffron Merger Sub Inc., a wholly owned subsidiary of Synta, will merge with and into Madrigal, with Madrigal surviving as a wholly owned subsidiary of Synta (the merger). Following the completion of the merger, Synta will be renamed Madrigal Pharmaceuticals, Inc. Under the terms of the merger, Synta will acquire all outstanding shares of common stock of Madrigal in exchange for approximately 7.3 million newly issued shares of Synta’s common stock. Immediately following the closing of the merger, the stockholders of Synta will own approximately 36% of the voting interests of the combined company and the former Madrigal stockholders will own approximately 64% of the voting interests of the combined company. The merger was closed on July 22, 2016 in accordance with the Agreement and Plan of Merger and Reorganization.

On April 13, 2016, Madrigal entered into contingent employment agreements (“Letter Agreements”) with Paul A. Friedman, M. D. for the position of Chairman and Chief Executive Officer (“CEO”) and with Rebecca Taub, M. D., Madrigals’s founder and current Chief Executive Officer, for the position of Chief Medical Officer and Executive Vice President Research & Development (“CMO”). These employment agreements were contingent on the closing of the merger. Under the terms of the Letter Agreement for the CEO position, Dr. Friedman will receive an annual base salary of $400,000, an annual performance-based bonus of up to 50% of his base salary, and equity awards based upon the issued and outstanding shares of common stock of the combined company, including 153,128 shares of restricted common stock and 306,256 stock options to purchase shares of common stock. Under the terms of the Letter Agreement for the CMO position, Dr. Taub will receive an annual base salary of $370,000, an annual performance-based bonus of up to 40% of her base salary and equity awards based upon the issued and outstanding shares of common stock of the combined company, including 30,626 shares of restricted common stock and 153,128 stock options to purchase shares of common stock. The repurchase right relating to these shares of restricted stock will lapse as to 25% of the shares on the business day immediately following the closing of the merger and the repurchase right on the remaining shares will lapse annually on the first, second and third anniversaries of the date of the merger. The stock options will vest as to 25% of the shares on the business day immediately following the closing of the merger and then annually on the first, second and third anniversaries of the date of the merger.

On July 22, 2016, prior to the closing of the merger, Synta completed a 1-for-35 reverse stock split.  All share and per share amounts have been retrospectively adjusted for disclosure in the unaudited pro forma condensed combined financial statements.

Basis of Presentation

Madrigal has preliminarily concluded that the merger represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations . Madrigal has not yet completed a valuation analysis of the fair market value of Synta’s assets to be acquired and liabilities to be assumed. Using the total consideration for the merger, Madrigal has estimated the allocations to such assets and liabilities. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when Madrigal has completed the detailed valuations and other studies and necessary calculations. The final allocation could differ materially from the preliminary allocation used to prepare the pro forma adjustments. The final allocation may include (1) changes in fair values of property and equipment, (2) changes in allocations to intangible assets and goodwill based on the results of certain valuations and other studies that have yet to be completed and (3) other changes to assets and liabilities.

Madrigal and Synta did not record any provision or benefit for income taxes during the six months ended June 30, 2016 or during the year ended December 31, 2015 because each company expects to incur a pre-tax loss in 2016 and incurred a pre-tax loss in 2015 and each company maintains a full valuation allowance on its deferred tax assets. Accordingly, no tax effects have been provided for the pro forma adjustments described in Note 3, “Pro Forma Adjustments.”

Treatment of Stock Options, Restricted Stock and Restricted Stock Units in the Merger

Prior to the closing of the merger, Madrigal does not have any outstanding stock options.

Synta equity awards issued and outstanding at the time of the merger will remain issued and outstanding. For accounting purposes, Synta equity awards will be assumed to have been exchanged for equity awards of Madrigal, the accounting acquirer. As of June 30, 2016, and adjusted for the 1-for-35 reverse stock split of its common stock, Synta had 10,712 shares of unvested restricted common stock, 142,852 unvested restricted stock units, and 150,796 outstanding stock options to purchase shares of common stock, of which 60,855 stock options were exercisable at a weighted average exercise price per option of $168. The portion of the acquisition-date fair value of the Synta equity awards, including restricted common stock and restricted stock units, that is attributable to precombination service to Synta will be treated as a component of the purchase price. All of Synta’s stock options have an exercise price in excess of the closing price of Synta’s common stock on July 21, 2016, the current price at the time of the closing, and the basis for estimating the preliminary purchase price for purposes of the unaudited pro forma condensed combined financial statements. As a result, the acquisition date fair value of Synta’s stock option awards is not significant to the determination of the purchase price. See Note 2, “Preliminary Purchase Price.”

Madrigal Change in Control Bonus Plan

Madrigal has a Change in Control Bonus Plan, or the Madrigal CoC Bonus Plan, pursuant to which certain Madrigal key service providers will be awarded bonuses in the event there is a change in control, as defined, of Madrigal. The merger between Madrigal and Synta meets this definition of a change in control. The purpose of the Madrigal CoC Bonus Plan is to compensate certain key service providers of Madrigal for past services, and secure, to a limited extent, their continued services to the company. In accordance with the Madrigal CoC Bonus Plan, up to 10% of the net proceeds will be paid to eligible participants based upon their participation agreement, which will be funded out of the consideration actually provided to Madrigal and/or the stockholders of Madrigal in connection with a change of control transaction and will be the same form of consideration actually transferred. In connection with the merger, an aggregate of approximately 570,668 shares of Synta common stock to which certain Madrigal securityholders would otherwise be entitled to receive in connection with the merger were allocated to certain Madrigal service providers under the Madrigal CoC Bonus Plan.

2.     Preliminary Purchase Price

Pursuant to the Merger Agreement, at the closing of the merger, Synta issued to Madrigal stockholders a number of shares of Synta common stock representing approximately 64% of the outstanding shares of common stock of the combined company. The estimated preliminary purchase price, which represents the consideration transferred to Synta stockholders in the reverse merger is calculated based on the number of shares of common stock of the combined company that Synta stockholders will own as of the closing of the merger. The accompanying unaudited pro forma condensed combined financial statements reflect an estimated purchase price of approximately $38.7 million, which consists of the following:

(in thousands, except share and per share amounts)
Estimated number of shares of the combined company to be owned by Synta stockholders(1)	4,080,130
Multiplied by the assumed price per share of Synta common stock(2)	$9.48

Estimated purchase price	$38,686

(1)         Represents the number of shares of common stock of the combined company that Synta stockholders would own as of the closing of the merger pursuant to the Merger Agreement, including restricted stock awards and common stock underlying outstanding restricted stock units attributed to precombination services rendered by certain Synta employees and directors. This amount is calculated, for purposes of these unaudited pro forma condensed combined financial statements, as 3,937,309 shares of Synta common stock outstanding as of June 30, 2016, including 10,712 shares of unvested restricted common stock, plus 142,852 shares of Synta common stock issuable pursuant to restricted stock units that would vest immediately upon closing of the merger.

The number of shares of common stock Synta will issue to Madrigal stockholders, for purposes of these unaudited pro forma condensed combined financial statements, is calculated pursuant to the terms of the Merger Agreement based on Synta’s common stock outstanding as of June 30, 2016, as follows:

Shares of Synta common stock outstanding as of June 30, 2016	3,937,309
Shares of Synta common stock subject to outstanding Synta restricted stock units	142,852

Adjusted outstanding shares of Synta common stock	4,080,161
Divided by the assumed percentage of Synta ownership of combined company	36%
Adjusted total shares of common stock of combined company	11,333,816
Multiplied by the assumed percentage of Madrigal ownership of combined company	64%
Shares of Synta common stock issued to Madrigal upon closing of merger	7,253,655

(2)         For pro forma purposes, the fair value of Synta common stock used in determining the purchase price was $9.48, which was derived from the $0.2709 per share closing price of Synta common stock on July 21, 2016, the current price at the time of the closing, adjusted for the 1-for-35 reverse stock split.

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Synta based on their estimated fair values as of the merger closing date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the total preliminary estimated purchase price to the acquired assets and liabilities assumed of Synta based on the estimated fair values as of June 30, 2016 is as follows (in thousands):

Cash, cash equivalents and marketable securities	$43,015
Prepaid expenses and other currents assets	1,820
Property and equipment, net	97
Accounts payable, accrued expenses and other liabilities	(6,214)
Term loans and capital lease obligations	(32)

Net assets acquired	$38,686

        The application of the acquisition method of accounting is dependent upon certain valuations and other studies that have yet to be completed. The purchase price allocation will remain preliminary until Madrigal management determines the fair values of assets acquired and liabilities assumed. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma condensed combined financial statements. The final allocation may include (1) changes in fair values of property and equipment, (2) changes in allocations to intangible assets and goodwill based on the results of certain valuations and other studies that have yet to be completed and (3) other changes to assets and liabilities.

3.     Pro Forma Adjustments

The unaudited pro forma condensed combined financial statements include pro forma adjustments that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the results of operations of the combined company.

Based on Madrigal management’s review of Synta’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Synta to conform to the accounting policies of Madrigal are not expected to be significant.

The pro forma adjustments, based on preliminary estimates that may change significantly as additional information is obtained, are as follows:

A

To reflect Madrigal’s issuance of $9.0 million of convertible promissory notes prior to the closing of the merger, as required pursuant to the Merger Agreement, including the remaining net proceeds of approximately $1.6 million received on July 15, 2016.

B

To reflect the conversion of the principal portion of Madrigal’s convertible promissory notes of approximately $45.1 million to Madrigal common stock and the extinguishment of the corresponding accrued interest of approximately $2.5 million prior to the closing of the merger, as required pursuant to the Merger Agreement.

C

To reflect stock compensation expense related to the vesting of certain equity awards to executives of Synta upon closing of the merger of approximately $1.9 million that will be reflected in Synta’s statements of operations and to executives of Madrigal of approximately $1.5 million related to the stock awards and non-qualified stock options that vested (25%) upon the closing of the merger that will be reflected in Madrigal’s statements of operations following the closing of the merger. This adjustment also reflects approximately $5.4 million in stock compensation expense in Madrigal’s statements of operations following the closing of the merger related to the issuance of 570,668 shares of Synta common stock to certain key service providers of Madrigal upon the closing of the merger, principally 404,132 shares to Dr. Taub, under Madrigal’s CoC Bonus Plan as compensation for past services. These pro forma adjustments are not reflected in the unaudited pro forma condensed combined statements of operations as these amounts are not expected to have a continuing effect on the operating results of the combined company.

D

To reflect the accrued liabilities that are directly attributable to the closing of the merger, including approximately $2.2 million in severance and change in control obligations for Synta employees that will be reflected in the Madrigal statements of operations following the closing of the merger, tail insurance coverage purchased by Synta for approximately $1.7 million for its directors and officers and clinical trials prior to the closing of the merger that will be reflected in Synta’s statements of operations, and estimated remaining transaction costs to complete the merger of approximately $1.2 million for Synta (of which approximately $0.3 million is payable in the form of common stock) and approximately $1.4 million for Madrigal (of which approximately $0.5 million is payable in the form of common stock). These pro forma adjustments are not reflected in the unaudited pro forma condensed combined statements of operations as these amounts are not expected to have a continuing effect on the operating results of the combined company.

E

To reflect the elimination of Synta’s historical stockholders’ equity balances, including additional paid-in capital and accumulated deficit, after considering the effects of the pro forma adjustments described in items B, C and D that are attributable to Synta.

F

To reflect Madrigal’s application of acquisition accounting. See Note 2, “Preliminary Purchase Price.”

G

To reflect compensation expense attributable to employment contracts with certain executives of Madrigal, including cash compensation and stock compensation expense in connection with equity awards of restricted stock and stock options of $1,776 for the year ended December 31, 2015 and $889 for the six months ended June 30, 2016 . This adjustment has been provided on a pro forma basis as these amounts are expected to have a continuing effect on the operating results of the combined company.

H

To reflect the elimination of transaction costs incurred by Synta and Madrigal during the period of $150 for the year ended December 31, 2015 and $1,665 for the six months ended June 30, 2016. Transaction costs are expensed as incurred. These amounts have been eliminated on a pro forma basis as they are not expected to have a continuing effect on the operating results of the combined company.

I

To reflect the extinguishment of Madrigal’s accrued interest related to its convertible promissory notes that converted to Madrigal common stock prior to the closing of the merger.

J

To reflect the issuance of Synta common stock to Madrigal stockholders at the agreed upon exchange ratio pursuant to the Merger Agreement.

K

To reflect the vesting of certain shares of Synta’s unvested restricted common stock and unvested restricted stock units upon the closing of the merger.

L

To reflect the elimination of Synta’s net gain on disposal of property and equipment during the period as it is not representative of ongoing operations.

M

To reflect the 1-for-35 reverse stock split on Synta’s basic and diluted weighted average number of common shares outstanding for the period referenced in the statement.